Filed pursuant to Rule 433
Registration No. 333-174268
July 4, 2011
Final Term Sheet
EUR 2,000,000,000 3.375% Global Bonds due 2021
To be fungible with and form a single issuance with KfW’s EUR 4,000,000,000
3.375% Global Bonds due 2021 issued on January 18, 2011

Terms:

Issuer:	KfW

Guarantor:	Federal Republic of Germany

Aggregate Principal Amount:	EUR 2,000,000,000

Denomination:	EUR 1,000

Maturity:	January 18, 2021

Redemption Amount:	100%

Interest Rate:	3.375% per annum, payable annually in arrears

Date of Pricing:	July 4, 2011

Closing Date:	July 11, 2011

Interest Payment Dates:	January 18 in each year

Accrued Interest:	EUR 32,178,082.19 from, and including, January 18, 2011, to, but excluding, July 11, 2011 (for aggregate principal amount of EUR 2,000,000,000)

Currency of Payments:	EUR to CBF USD to DTC bondholder unless the bondholder elects EUR

Price to Public/Issue Price:	99.075%, plus Accrued Interest

Underwriting Commissions:	0.175%

Proceeds to Issuer:	98.900%, plus Accrued Interest

Format:	SEC-registered global notes

Listing:	Frankfurt Stock Exchange (regulated market)

Business Day:	For payments in EUR: Frankfurt For payments in USD: Frankfurt and New York

Business Day Convention:	Following, unadjusted

Day Count Fraction:	Actual/Actual ICMA

Governing Law/Jurisdiction:	German Law; District Court Frankfurt am Main

Gross-Up:	No gross-up if tax deduction or withholding is imposed

Cross-Default:	None

Clearing System:	DTC, CBF (CBL, Euroclear)

Selling Restrictions:	European Economic Area, UK, Japan, Canada, Hong Kong

ISIN:	DE000A1EWEJ5

Ratings of Issuer:	AAA by Standard & Poor’s, Aaa by Moody’s Investors Service and AAA by Fitch Ratings.[1]

Managers:	Deutsche Bank HSBC UBS Investment Bank

Stabilization Manager:	Deutsche Bank Aktiengesellschaft

Registrar and Paying Agent:	Deutsche Bank Aktiengesellschaft
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. The prospectus supplement relating to the notes is available under the following link: http://www.sec.gov/Archives/edgar/data/821533/000104746911005440/a2204290z424b3.htm. KfW’s base prospectus relating to the notes is available through the following link: http://www.sec.gov/Archives/edgar/data/821533/000104746911005435/a2204267z424b3.htm. Alternatively, Deutsche Bank will arrange to send you the prospectus, which you may request by calling toll-free +1-800-503-4611.

[1]	A security rating is not a recommendation to buy, sell or hold securities. Ratings are subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.